Exhibit 1.10

*** innogy Finance B.V. announces final results of Consent Solicitations via Citi/ NatWest Markets ***

12-Oct-20 – innogy Finance B.V. announced today the separate adjourned Noteholder Meeting results of August 2021 Notes and April 2025 Notes in reference to the invitations dated 16 September 2020 published by the Existing Issuer (the “Invitations”) and the Noteholder Meetings held on 9 October 2020 in Frankfurt am Main, Germany. Terms defined in the Invitations have the same meaning when used in this Announcement unless given a different meaning in this Announcement.

Terms defined in the Consent Solicitation Memorandum have the same meaning when used in this announcement. The Consent Solicitation Memorandum is available at the Federal Gazette (Bundesanzeiger) and, until implementation of the Extraordinary Resolutions passed, from the Tabulation and Voting Agent and on the Solicitation Website at www.eon.com/innogy-bonds.

Results of Noteholder Meeting:

Description of the Notes / ISIN / Results

EUR 1,000,000,000 6.500% Fixed Rate Notes due August 2021 / XS0412842857 / Passed

EUR 750,000,000 1.000% Fixed Rate Notes due April 2025 / XS1595704872 / Passed

The Existing Issuer hereby announces that Extraordinary Resolutions have been passed in the respective Noteholder Meeting regarding the August 2021 Notes and the April 2025 Notes.

Solicitation Agents

Citigroup Global Markets: +44 20 7986 8969 / liabilitymanagement.europe@citi.com

NatWest Markets: +44 20 7085 6124 / liabilitymanagement@natwestmarkets.com

Tabulation and Voting Agent

Lucid Issuer Services Limited: +44 20 7704 0880 / innogy@lucid-is.com

Important information:

The notes and any new securities resulting from the Consent Solicitations have not been and will not be registered under the U.S. Securities Act of 1933 as amended (the “Securities Act”) and any such new securities are being offered and sold pursuant to the exemption from the registration requirements of the Securities Act provided by Rule 802 thereunder.

The Consent Solicitations are made with regard to the notes of innogy Finance B.V., a private company with limited liability (besloten vennotschap) incorporated under Dutch law, guaranteed by innogy SE, a European Company (Societas Europaea) organized in the Federal Republic of Germany under German and European laws and are subject to German disclosure and procedural requirements that are different from those of the United States. Any financial information included in this announcement has been prepared in accordance with applicable accounting standards in Germany that may not be comparable to the financial statements of United States companies. The Consent Solicitations will be made in the United States in reliance on exemptions from Section 14(e) of the U.S. Securities Exchange Act of 1934, as amended. As a result, the Consent Solicitations will be made in accordance with the applicable regulatory, disclosure and procedural requirements under German law, including with respect to the timetable, settlement procedures and timing of payments, that are different from those applicable under United

States domestic tender offer procedures and law. It may be difficult for noteholders to enforce their rights and any claim noteholders may have arising under the federal securities laws, since the Substitute Issuer and the New Guarantor are located in non-U.S. jurisdictions, and some or all of their officers and directors may be residents of non-U.S. jurisdictions. Noteholders may not be able to sue the Substitute Issuer, the New Guarantor, the Existing Issuer or the Existing Guarantor or their respective officers or directors in a non-U.S. court for violations of the U.S. securities laws. It may be difficult to compel the Substitute Issuer, the New Guarantor, the Existing Issuer or the Existing Guarantor and their respective affiliates to subject themselves to a U.S. court’s judgment.

Noteholders should be aware that the Substitute Issuer may purchase the notes otherwise than under the Consent Solicitations, such as in open market or privately negotiated purchases.